Exhibt 4.7

THE SECURITIES REPRESENTED BY THIS WARRANT AND THE SHARES ISSUABLE ON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE _________ SHARES
OF THE COMMON STOCK OF
Handheld Entertainment, Inc.

This certifies that ___________ or its assigns (each individually, the “Holder”) for value received, shall be entitled to purchase from Handheld Entertainment, Inc., a Delaware corporation (the “Company”), having its principal place of business at 539 Bryant Street, Suite 403, San Francisco, CA 94107, a maximum of ___________ (_________) fully paid and nonassessable shares of the Company’s Common Stock (“Common Stock”) for cash at a price equal to $_______ per share (the “Exercise Price”) at any time, or from time to time, up to and including 5:00 p.m. (local time) on _______________, 20___ (the “Expiration Date”), upon the surrender to the Company at its principal place of business (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed, a Form of Subscription in substantially the form attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment as provided in Section 3 herein.

This Warrant is subject to the following terms and conditions:

1. Exercise; Issuance of Certificates; Payment for Shares.

1.1. General. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Subscription Form delivered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder is entitled upon such exercise, shall be delivered to the Holder by the Company at the Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised, and in any event, within fifteen (15) days of such exercise. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name designated by such Holder.

1.2. Vesting. Notwithstanding any provisions herein to the contrary, the vesting for the underlying shares will be as follows

(a). Upon Issuance: __________ (______) shares will be exercisable at the option of the holder of record hereof at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder.

(b) Scheduled Vesting: The remaining underlying shares (________) will vest, as noted below, __________________________

2. Shares to be Fully Paid; Reservation of Shares.

The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Exercise Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s Articles/Certificate of Incorporation (the “Company Charter”).

3. Adjustment of Exercise Price and Number of Shares.

3.1. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

3.2. Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

3.3. Dividends in Common Stock, Other Stock, Property, Reclassification. If at any time or from time to time the Holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

3.4. Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holders executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

3.5. Certain Events.  If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment.

3.6. Notices of Change.

(a) Immediately upon any adjustment in the number or class of shares subject to this Warrant and of the Exercise Price, the Company shall give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(b) The Company shall give written notice to the Holder at least 10 business days prior to the date on which the Company closes its books or takes a record for determining rights to receive any dividends or distributions.

(c) The Company shall also give written notice to the Holder at least 30 business days prior to the date on which an Organic Change shall take place.

4. Issue Tax.

The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

5. Closing of Books.

The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

6. No Voting or Dividend Rights; Limitation of Liability.

Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such Holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by its creditors.

7. Warrants Transferable.

Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

8. Rights and Obligations Survive Exercise of Warrant.

The rights and obligations of the Company, of the holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

9. Registration Rights.

If at any time the Company shall of its own volition register any securities under the Act, the Company will give the Holder at least thirty (30) days prior written notice thereof and, upon the Holder’s request, include in such registration, at the cost and expense of the Company, shares held by the Holder, issued upon exercise of this Warrant, in the amount so requested; provided, however, that the Company’s underwriters do not object to the inclusion of such securities in the registration statement. The Company agrees to use its best efforts, at its expense, to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as the Holder shall reasonably request. In connection with any registration statement to be filed on behalf of the Company, the primary responsibility for preparing and filing such registration statement shall be that of the Company, but the Holder shall furnish such information to the Company, in writing, as it may reasonably request to assist in the preparation of such registration statement. If the offering to which the proposed registration statement relates is to be on an underwritten basis, and the Holder shall not consent to have the Holder’s shares of stock distributed upon the same terms and conditions as those applicable to the other person(s) (including the corporation) whose securities are being included in such registration statement, then the Holder will not, without the written consent of the Company, commence the distribution of any shares of stock of the Company held by the Holder until ninety (90) days after the effective date of such registration statement.

10. Further Representations, Warranties and Covenants of the Company.

10.1. Articles and Bylaws. The Company has made available to Holder true, complete and correct copies of the Company Charter and Bylaws, as amended, through the date hereof.

10.2. Due Authority. The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Warrant is not inconsistent with the Company Charter or Bylaws and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

10.3. Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for any filing required by applicable federal and state securities laws, which filing will be effective by the time required thereby.

10.4. Issued Securities. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock were issued in full compliance with all federal and state securities laws.

10.5. Exempt Transaction. Subject to the accuracy of the Holder’s representations in Section 11 hereof, the issuance of the Common Stock upon exercise of this Warrant will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

10.6. Compliance with Rule 144. At the written request of the Holder, who proposes to sell Common Stock issuable upon the exercise of the Warrant in compliance with Rule 144 promulgated by the Securities and Exchange Commission, the Company shall furnish to the Holder, within thirty (30) days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule, as such Rule may be amended from time to time.

11. Representations and Covenants of the Holder.

This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder:

11.1. Investment Purpose. The Warrant or the Common Stock issuable upon exercise of the Warrant will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

11.2. Private Issue. The Holder understands (i) that the Warrant and the Common Stock issuable upon exercise of this Warrant are not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 11.

11.3. Disposition of Holders Rights. In no event will the Holder make a disposition of the Warrant or the Common Stock issuable upon exercise of the Warrant unless and until (i) it shall have notified the Company of the proposed disposition, and (ii) if requested by the Company, it shall have furnished the Company with an opinion of counsel (which counsel may either be inside or outside counsel to the Holder) satisfactory to the Company and its counsel to the effect that (A) appropriate action necessary for compliance with the Securities Act has been taken, or (B) an exemption from the registration requirements of the Securities Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of its rights to acquire Common Stock or Common Stock issuable on the exercise of such rights do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Common Stock when (1) such security shall have been effectively registered under the Securities Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the Securities Act, or (3) a letter shall have been issued to the Holder at its request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Holder at its request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the Holder or holder of a share of Common Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Common Stock not bearing any restrictive legend.

11.4. Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

11.5. Risk of No Registration. The Holder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Act, or file reports pursuant to Section 15(d), of the Securities Exchange Act of 1934 (the “Exchange Act”), or if a registration statement covering the securities under the Securities Act is not in effect when it desires to sell (i) the Warrant, or (ii) the Common Stock issuable upon exercise of the Warrant, it may be required to hold such securities for an indefinite period. The Holder also understands that any sale of the Warrant or the Common Stock issuable upon exercise of the Warrant which might be made by it in reliance upon Rule 144 under the Securities Act may be made only in accordance with the terms and conditions of that Rule.

11.6. Accredited Investor. Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

12. Modification and Waiver.

This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. Notices.

Any notice, request or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as either may from time to time provide to the other.

14. Binding Effect on Successors.

This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15. Descriptive Headings and Governing Law.

The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.

16. Lost Warrants.

The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

17. Fractional Shares.

No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

In Witness Whereof, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the _____ day of _________________20____.

HANDHELD ENTERTAINMENT, Inc.

By:
Title:	President & CEO

EXHIBIT A

SUBSCRIPTION FORM

Date: _________________, 200__

[Company Name]
[address]

Attn: President

Ladies and Gentlemen:

☐
The undersigned hereby elects to exercise the warrant issued to it by International Microcomputer Software, Inc. (the “Company”) and dated ___________ _____, ____ -___ (the “Warrant”) and to purchase thereunder __________________________________ shares of the Common Stock of the Company (the “Shares”) at a purchase price of ___________________________________________ Dollars ($__________) per Share or an aggregate purchase price of __________________________________ Dollars ($__________) (the “Exercise Price”).

☐	The undersigned hereby elects to convert _______________________ percent (____%) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.

Pursuant to the terms of the Warrant the undersigned has delivered the Exercise Price herewith in full in cash or by certified check or wire transfer.

Very truly yours,

By:
Title: